Exhibit 10.1

     LNB Bancorp, Inc. 2006 Chief Executive Officer Long Term Incentive Plan


         The purpose of the LNB Bancorp, Inc. 2006 Chief Executive Officer Long Term Incentive Plan is to provide the CEO of LNB Bancorp, Inc. (the "Bancorp") with a long term incentive to achieve superior personal performance at the Bancorp during 2006 in order to benefit the Bancorp and its shareholders. The Long Term Incentive Plan has been developed through communication and reflection on subjective performance goals intended to challenge the CEO to obtain the Bancorp's long term objectives.

         The 2006 CEO Long Term Incentive goals include, but are not limited to:

          1. growth in the overall business of the Bancorp in Lorain County and Cuyahoga County;

          2. evaluation and restructuring of the internal departments, if necessary; and

          3. other performance goals as established by the Board of Directors of the Bancorp.

         The Compensation Committee ("the Committee") of the Board of Directors of the Bancorp will oversee the administration of the Long Term Incentive Plan. The Committee may delegate ministerial duties to other persons and the Bancorp will furnish the Committee with clerical and other assistance for administration of the Long Term Incentive Plan. The Chairman of the Board will make recommendations to the Committee, for its consideration in its sole discretion, concerning the CEO's achievement of the established performance goals and the amount of the incentive payment, if any.

         The amount of the incentive payment to be paid to the CEO under the Long Term Incentive Plan will be determined by the Committee, in its sole discretion, after December 31, 2006. This payment, which can be up to 50% of the CEO's base pay, is based upon the Committee's determination of the CEO's achievement of the CEO's 2006 Long Term Incentive goals. If the Committee determines that the CEO has earned a long term incentive payment, the Bancorp will notify the CEO of the amount, if any, and the long term incentive payment will be made to the CEO in cash no later than March 15, 2007. The CEO must be employed by the Bancorp, or one of its subsidiaries, on the date of payment. All payments under the Long Term Incentive Plan will be subject to applicable tax withholding.

         The Committee will have the authority, in its sole discretion, to interpret the Long Term Incentive Plan and to make any determinations it may deem necessary or advisable under the Plan. Any such interpretation or determination of the Committee will be binding on the CEO.